Exhibit 8(x)(iv)

AMENDMENT TO FUND

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT AMENDMENT is made and entered into as of September 4, 2012 by and among Jefferson National Securities Corporation (formerly Inviva Securities) (“Contracts Distributor”), Jefferson National Life Insurance Company (“Insurer”), AllianceBernstein L.P. (“Adviser”) and AllianceBernstein Investments, Inc. (“Distributor”).

WHEREAS, the parties have entered into a Participation Agreement for Class B Shares dated as of May 1, 2006, (the “Agreement”); and

WHEREAS, the parties now desire to amend that Agreement as follows:

1.	Schedule A of the Agreement is updated to include the list of available Portfolios as attached.

2.	All other terms of the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as reflected above.

IN WITNESS WHEREOF, the undersigned authorized representatives have executed this Participation Agreement Amendment as of the date set forth above.

Jefferson National Life		AllianceBernstein L.P.
Insurance Company

By:____________________		By:_____________________
Name:	Craig Hawley	Name:
Title:	General Counsel & Secretary	Title:

Jefferson National Securities Corporation		AllianceBernstein Investments, Inc.

By: ______________________		By: _______________________
Name:	Craig Hawley	Name:
Title:	President	Title:

SCHEDULE A

Effective as of November 1, 2012

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.

AllianceBernstein Small/Mid-Cap Value Portfolio – Class B

AllianceBernstein International Value Portfolio – Class B

AllianceBernstein International Growth Portfolio – Class B

AllianceBernstein Small Cap Growth Portfolio – Class B

AllianceBernstein Global Thematic Growth Portfolio – Class B

AllianceBernstein Dynamic Asset Allocation Portfolio – Class B